Exhibit 10.1

AMENDMENT 2010-1 TO THE

BANK OF HAWAII CORPORATION EXECUTIVE INCENTIVE PLAN

The Bank of Hawaii Corporation Executive Incentive Plan is hereby amended as follows:

1.  Section 2.12 is amended to read in its entirety as follows:

2.12         “Net Income” shall mean BOHC’s consolidated net income before taxes for the Performance Period, as reported in the annual report to shareholders (or as otherwise reported to BOHC’s shareholders, or if not reported to BOHC’s shareholders, as reported in BOHC’s monthly financial reports), adjusted as described in this Section.  The Committee may, in its sole discretion, provide in the terms of an Award for BOHC’s reported net income to be adjusted for one or more of the following in determining Net Income:

(a)           Expenses associated with this Plan;

(b)           Any extraordinary or unusual gain or loss transaction;

(c)           Securities gains or losses; and

(d)           Dividends on preferred shares.

2.  Section 2.15 is amended to read in its entirety as follows:

2.15         “Performance Period”, with respect to any Award, shall mean BOHC’s fiscal year, or such other period as the Committee may specify.

3.  Section 7.1 is amended to read in its entirety as follows:

7.1           Termination of Employment Due to Death, Disability, or Retirement.

(a)  Non-Incentive Pool Awards.  If a Participant who separates from service because of death, Disability, or Retirement had been granted a Contingent Award (other than a Contingent Award covered by Section 7.1(b)) for the Performance Period during which such death, Disability, or Retirement occurs (a “Termination Year Award”), the Committee in its sole discretion shall determine whether the Participant is entitled to the payout of any Final Award with respect to the Termination Year Award and, if so, the manner in which the Final Award amount will be prorated and the time at which any such payment shall be made.

(b)  Incentive Pool Awards.  If a Participant who separates from service because of death, Disability, or Retirement had been granted a Contingent Award for the Performance Period during which such death, Disability, or Retirement occurs equal to a percentage of an Incentive Pool established pursuant to Section 5.2 hereof based on

BOHC’s Net Income for such Performance Period, then the Participant shall be paid within 60 days after the Termination Measurement Date (as hereinafter defined) a Final Award calculated in accordance with the terms of the Contingent Award but based on BOHC’s Net Income during the portion of the Performance Period ending on the Termination Measurement Date.  Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce or eliminate the amount of any such Final Award under this Section 7.1(b) and in exercising such discretion may take into account the extent to which the Participant’s separation from service may have occurred prior to the Termination Measurement Date.  “Termination Measurement Date” means the later of (i) the end of the calendar month immediately preceding the Participant’s separation from service (or the second immediately preceding calendar month in the case of a separation from service that occurs prior to the fifteenth day of the calendar month of such separation from service) or (ii) the first month-end date that would result in the Contingent Award being granted as of a date that satisfies Treasury Regulation Section 1.162-27(e)(2)(i).  No payment of a Final Award pursuant to this Section 7.1(b) shall be made prior to the Committee’s certification of Net Income during the portion of the Performance Period ending on the Termination Measurement Date.

(c)  Alternative Terms.  The terms of a Contingent Award may provide alternative terms for the treatment of the Award in the event of death, Disability, or Retirement, in which case such alternative terms shall apply in lieu of those set forth in this Section 7.1.